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                                                                   EXHIBIT 4.02

                                    AMENDMENT
                                       TO
                                 RESTATED BYLAWS
                                       OF
                            MICRON ELECTRONICS, INC.

      The following sets forth Amendments to the Restated Bylaws of Micron Electronics, Inc., a Minnesota Corporation (the "Corporation") pursuant to resolutions adopted by the Written Consent of the Board of Directors of the Corporation with the approval of the majority of the voting power of the shares present and entitled to vote at a Special Meeting of the Shareholders held on August 6, 2001.

      1. Article III, Section 3.02 is hereby amended, in its entirety, to read as follows:

            Section 3.02. Number, Qualification and Term of Office. The number of directors shall be established by resolution of the shareholders (subject to the authority of the Board of Directors to increase or decrease the number of directors as permitted by law) or decreased by resolution of the Board of Directors. In the absence of such shareholder resolution, the number of directors shall be the number last fixed by the shareholders, the Board of Directors or the Articles of Incorporation. Directors need not be shareholders. Notwithstanding the foregoing, commencing August 6, 2001, all directors shall hold office for a period of not less than two (2) years after such date, after which time they shall hold office for an indefinite term until the next regular meeting of shareholders held and until such director's successor shall have been elected and shall qualify, or until the earlier death, resignation, removal, or disqualification of such director; provided, however, that no director shall be elected to a fixed term in excess of five (5) years.

      2. Article III, Section 3.10 is hereby amended, in its entirety, to read as follows:

            Section 3.10. Removal. Any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of the shareholders holding a majority of the shares entitled to vote at an election of directors except as otherwise provided by section 302A.223 of the Minnesota Business Corporation Act, as amended, when the shareholders have the right to cumulate their votes. Notwithstanding the foregoing sentence, commencing August 6, 2001, all directors may be removed only for cause for a period of two (2) years after such date. A director named by the Board of Directors to fill a vacancy may be removed from office at any time, with or without cause, by the affirmative vote of the remaining directors if the shareholders have not elected directors in the interim between the time of the appointment to fill such vacancy and the time of the removal. In the event that the entire Board or any one or more directors be so removed, new directors shall be elected at the same meeting.

         IN WITNESS WHEREOF, the undersigned has hereto subscribed his name this 6th day of August, 2001.



                                              /s/ Steven P. Arnold
                                              ----------------------------------
                                              Steven P. Arnold, Secretary